Exhibit 99.1

RAM Holdings Ltd.

RAM Reinsurance Company Ltd.

46 Reid Street, Hamilton Bermuda

www.ramre.com

RAM HOLDINGS LTD. COMMENTS ON STANDARD AND POOR’S RATINGS ACTION

HAMILTON, Bermuda, September 25, 2008 (BUSINESS WIRE) -- RAM Holdings Ltd. (Nasdaq:RAMR) responded today to Standard and Poor’s (S&P’s) ratings action. On September 24, 2008, S&P downgraded to A+, from AA, the insurance financial strength rating of RAM Reinsurance Company Ltd. (RAM Re). In the same rating action, S&P also downgraded the rating of the preference shares of RAM Holdings Ltd. to BB+ and the rating of Blue Water Trust, a related contingent capital facility, to BBB. S&P stated that the outlook for all the ratings continues to be negative. S&P further stated that its rating action reflects its view that the diversity and scope of RAM Re’s reinsurance relationships have suffered as more of the primary insurers’ new business production has declined in the current environment. These changes raise the likelihood in S&P’s view that RAM Re’s new business generation will be limited until the primary insurers can stabilize their franchises. The rating changes also reflect the difficulty S&P believes RAM Re may face, in light of the current environment, toward improving its historically below-average return on equity (ROE). Finally, S&P stated that the rating changes reflect S&P’s view of RAM Re’s weakened capital adequacy position, which is the result of a significant amount of projected losses relating primarily to reinsured subprime and second lien RMBS and secondarily CDOs of ABS. Although the company's capital adequacy margin of safety in S&P’s analysis was at the low end of the range of 1.0x-1.1x, which exceeds Standard & Poor's 'A' criteria of 0.8x, it has declined from prior years when the margin of safety was in excess of 1.25x.

“We are disappointed by S&P’s action, since S&P’s review shows that our capital is above the level required to maintain a AA rating,” said Vernon M. Endo, Chief Executive Officer. “We are one of only two financial guaranty reinsurers that continue to offer reinsurance capacity to the industry. However, the rating agencies have made business production and customer diversity a focus of their most recent reviews at a time when the financial guaranty industry, and the financial markets as a whole, are in flux. Limited insured volume is being written currently because our continuing customers are reported to be under review by Moody’s and our former customers have already been downgraded by both rating agencies. We are working closely with our customers to determine the value of our reinsurance to them going forward and will have more insight once their reviews are completed.”

RAM's strategy remains subject to change, and there can be no assurance that RAM will be successful in maintaining its current treaties in effect, writing new business, improving its capital position, or improving or maintaining its current ratings.

Other than potential ceding commission increases under RAM’s treaties, the downgrade by S&P does not result in any consequences under RAM’s contracts that have not already been triggered by the previous S&P and Moody’s downgrades, and which were previously disclosed. RAM estimates the potential ceding commission increases on unearned premium due to the August 8th Moody’s downgrade and the current S&P downgrade at from $15 to $25 million in total, inclusive of $5.6 million related to the previous S&P downgrade that was recorded in the second quarter. The additional ceding commission will be expensed over time as the policies mature. Moody’s has not yet determined the amount of capital credit RAM provides to its current and former ceding companies at the A level.

Forward-Looking Statements

This release contains statements that may be considered "forward-looking statements." These statements are based on current expectations and the current views of the economic and operating environment and are not guarantees of future performance. A number of risks and uncertainties, including economic competitive conditions, could cause actual results to differ materially from those projected in forward-looking statements. Our actual results could differ materially from those expressed or implied in the forward-looking statements. Among the risks and uncertainties are (i) any further S&P ratings assessments of RAM and its customers, (ii) any further Moody’s ratings assessments of RAM and its customers, (iii) RAM’s ability to successfully address any rating agency capital requirements within the applicable timeframes, (iv) a further downgrade in financial strength ratings of RAM Re by S&P or Moody's, (v) higher risk of loss due to deterioration in the credit markets resulting from poor performance of residential mortgage loans, (vi) new competitors entering the market for financial guaranty reinsurance, (vii) changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors; (viii) decreased demand for financial guaranty insurance or our reinsurance products; (ix) the loss of significant customers with whom we have a concentration of our reinsurance in force; (x) legislative and regulatory developments; (xi) changes in regulation or tax laws applicable to us or our customers; (xii) more severe losses or more frequent losses associated with our products; (xiii) losses on credit derivatives; (xiv) changes in our accounting policies and procedures that impact the Company's reported financial results; and (xv) other risks and uncertainties that have not been identified at this time. The Company undertakes no obligation to revise or update any forward-looking statement to reflect changes in conditions, events, or expectations, except as required by law.

About RAM

RAM Holdings Ltd. is a Bermuda-based holding company. Its operating subsidiary RAM Reinsurance Company Ltd. provides financial guaranty reinsurance for U.S. and international public finance and structured finance transactions. More information can be found at www.ramre.com.

Contact Information:

RAM Holdings Ltd., Hamilton

Victoria Guest, 441-298-2116

vguest@ramre.bm